UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2024

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan	48033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 352-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	SUP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 14, 2024, Superior Industries International, Inc. (the “Company”), Oaktree Fund Administration, LLC, in its capacity as administrative agent, JPMorgan Chase Bank, N.A., in its capacity as collateral agent, and the other lenders party thereto entered into an amended and restated credit agreement (the “Amended and Restated Term Loan Credit Agreement”), which amended and restated the Company’s existing term loan credit agreement, dated as of December 15, 2022, to, among other things, provide for a new $520.0 million term loan, the proceeds of which will be applied to (1) refinance the outstanding term loans under the Company’s existing term loan credit agreement, (2) discharge the outstanding principal amount of the Notes (as defined below), (3) pay fees and expenses in connection with the foregoing and (4) for general corporate purposes. The term loan matures on December 15, 2028 (with no springing maturity).

Amounts borrowed under the Amended and Restated Term Loan Credit Agreement may be voluntarily prepaid at any time and must be repaid if the Company’s liquidity exceeds a certain threshold, upon certain asset sales and non-permitted debt incurrence events and from a percentage of the Company’s excess cash flow. Certain prepayments of the loan under the Amended and Restated Term Loan Credit Agreement are subject to a prepayment premium, as specified in the Amended and Restated Term Loan Credit Agreement. No prepayment premium will be due and payable following the third anniversary of the date the Amended and Restated Term Loan Credit Agreement is entered into.

Simultaneously with the execution of the Amended and Restated Term Loan Credit Agreement, the Company, the other borrowers party thereto, JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent, and the lenders and issuing banks party thereto entered into an First Amendment to Credit Agreement (the “Revolving Credit Agreement Amendment”) to the Company’s existing revolving credit agreement (the “Revolving Credit Agreement” and, as amended by the Revolving Credit Agreement Amendment, the “Amended Revolving Credit Agreement”; the Amended Credit Agreement, together with the Amended and Restated Term Loan Credit Agreement, the “Credit Agreements”), dated as of December 15, 2022, to among other things (i) amend the financial covenants applicable to the Company, (ii) amend the maturity date applicable to the revolving commitments to remove the springing maturity applicable thereto and (iii) require that the borrowings under the Amended Revolving Credit Agreement be repaid in the event the Company holds cash in excess of a certain threshold. The revolving commitments will terminate on December 15, 2027.

The Company’s obligations under the Credit Agreements are unconditionally guaranteed by all material direct and indirect subsidiaries of the Company (the “Subsidiary Guarantors”), with customary exceptions. Borrowings under the Credit Agreements are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, other than certain excluded assets. The Company’s obligations under the Revolving Credit Agreement and the Term Loan Credit Agreement are secured by liens on a pari passu basis, but the obligations under the Revolving Credit Agreement have payment priority over the obligations under the Term Loan Credit Agreement.

Interest on the borrowings under the Credit Agreements accrues, at a variable rate, based on, at the Company’s option, (i) adjusted SOFR (or, with respect to any revolving borrowings denominated in euros, adjusted Euribor), or (ii) the alternate base rate, plus, in each case, an applicable margin determined by reference to the Company’s Secured Net Leverage Ratio, as specified in the applicable Credit Agreement, and will be due on each Interest Payment Date.

The Credit Agreements contain customary events of default, representations and warranties and covenants, including, among other things, financial covenants and covenants that restrict the ability of the Company and its subsidiaries to incur certain additional indebtedness and restrict the ability of the Company and its subsidiaries to create or permit liens on assets, engage in mergers or consolidations or make certain payments or distributions in respect of junior indebtedness or equity interest as well as negative pledge provisions.

The foregoing description of the Credit Agreements does not purport to be complete and is qualified in its entirety by reference to the Credit Agreements, attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 14, 2024, in connection with the closing of the Amended and Restated Term Loan Credit Agreement, the Company delivered a notice of redemption to the holders of 6.000% Senior Notes due 2025 (the “Notes”) to redeem all of the Notes remaining outstanding at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, April 26, 2024 (the “Redemption Date”), in accordance with the Indenture, dated June 15, 2017 (the “Indenture”), between the Company, certain subsidiary guarantors party thereto (the “Notes Subsidiary Guarantors”), The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar and transfer agent and The Bank of New York Mellon acting through its London Branch, as trustee (the “Trustee”). On April 14, 2024, the Company deposited with the Trustee funds in an amount sufficient to pay and discharge the outstanding principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date. Additionally, the Company irrevocably instructed the Trustee to apply such funds to the full payment of the Notes on the Redemption Date. Concurrently therewith, the Company elected to satisfy and discharge the Indenture in accordance with its terms and the Trustee acknowledged such discharge and satisfaction. As a result of the satisfaction and discharge of the Indenture, the Company and the Notes Subsidiary Guarantors have been released from their remaining obligations under the Indenture.

This Current Report on Form 8-K is not an offer to buy, or a notice of redemption with respect to, the Notes or any other securities.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On April 15, 2024, the Company issued a press release announcing its entry into the Credit Agreements and its intent to redeem the Notes in full. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Amended and Restated Credit Agreement, dated April 14, 2024, among Superior Industries International, Inc., Oaktree Fund Administration, LLC, in its capacity as administrative agent, JPMorgan Chase Bank, N.A., in its capacity as collateral agent, and the other lenders party thereto.*

10.2	First Amendment to Credit Agreement, dated April 14, 2024, among Superior Industries International, Inc., each loan party thereto, JPMorgan Chase Bank, N.A., as administrative agent and agent collateral agent and the lenders and issuing banks party thereto.*

99.1	Press Release, dated April 15, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: April 15, 2024	/s/ David M. Sherbin
David M. Sherbin
Senior Vice President, General Counsel and Chief Compliance Officer